UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2017

HERITAGE-CRYSTAL CLEAN, INC.
(Exact name of registrant as specified in its charter)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(a) Effective June 30, 2017 Greg Ray, Chief Operating Officer of Heritage-Crystal Clean, Inc. (the “Company”), will be leaving the Company. The Company entered into a Transition Agreement (the “the Transition Agreement”) with Mr. Ray, setting forth the terms of Mr. Ray's transition from his position as Chief Operating Officer of the Company, on June 28, 2017. Under the terms of the Transition Agreement, Mr. Ray will be entitled to the following severance and certain other benefits:

•	Two years of base salary during the 24-month period beginning on the Termination date.

•	An amount in lieu of the expected value of the stock award and cash bonus for fiscal 2017 paid in a lump sum by July 29, 2017.

•	Additional severance compensation of $304,331, a portion of which will be paid in a single lump sum and a portion of which will be paid in ten approximately equal installments.

•
Reimbursement of cost to maintain COBRA, or its equivalent, for the greater of 12 months or until fully covered by a subsequent employer health care plan, but no longer than 36 months after Termination Date.

•	Vesting of 5,169.667 shares of currently unvested restricted stock on January 1, 2018.

As part of the Transition Agreement, Mr. Ray will provide transition services, as needed, on a part-time/consulting basis during the transition period (June 30, 2017 through November 15, 2017).
In addition, Mr. Ray confirmed his agreement to comply with his previously executed Non-Competition and Confidentiality Agreement extended through November 15, 2019.
The foregoing description of the Transition Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Transition Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Exhibit No.	Description
10.1	Transition Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

HERITAGE-CRYSTAL CLEAN, INC.

Date: June 30, 2017	By: /s/ Mark DeVita
Title: Chief Financial Officer